SUB-LEASE

THIS SUB-LEASE (“Sub-Lease”) is made and entered into as of the 1st day of June 2009, between  RB GROVE, INC. a Florida corporation (the “Sub-Lessor”), and  GROVE POWER, INC. a Florida corporation (the “Sub-Lessee”).

1.           Description.  Sub-Lessor hereby leases to Sub-Lessee and Sub-Lessee hereby accepts from Sub-Lessor the second level office space in the building known as 1881 NW 93 Avenue, in Miami-Dade County, Florida, ( the “Building”)  and legally described as:

Lot 33, Block 2, of AIRPORT LAKE INDUSTRIAL PARK SECTION TWO, according to the Plat thereof, as recorded in Plat Book 120, at Page 32, of the Public Records of Miami-Dade County, Florida.

together with the right to the use of an undesignated 1/2 portion of the warehouse section of the Building for the storage and retrieval of various inventory items purchased by Sub-Lessee from Sub-Lessor under the Asset Purchase Agreement between them dated as of June 11, 2009 and  later acquired stock and inventory, (the “Leased Space”) and the office furniture, equipment and appliances listed on the attached inventory, along with the improvements and fixtures situated therein.

2.           Term.  The term of this Lease shall be for a period of eighteen (18) month, beginning June 1, 2009, and ending November 30, 2010.

3.           Subject to Doral 04, Inc.’s Lease  The Building of which the Leased Space is a part and the property upon which it is situated are leased to Sub-Lessor by Doral 04 Inc, a Florida corporation under the terms of that certain lease dated September 1, 2006, (the "Lease") which Lease is incorporated in and made a part of this Sub Lease as if fully set forth herein and its terms and conditions shall be binding upon the Sub-Lessee. The Sub-Lessor covenants and agrees with the Sub-Lessor that it will abide by the terms of the Lease in order to preserve the rights of the Sub Lessee hereunder. In the event of a conflict between the terms of the Lease and of this Sub Lease, the terms of the Lease shall govern.

4.           Rent.  The amount of rent to be paid by the Sub Lessee shall be ½ of the toal amount of Rent, Additional Rent, and charges for Real Property Taxes and property insurance and sales tax required to be paid by the Sub-Lessor as Lessor under the Lease, and shall be paid directly to Doral 04, Inc., payable in advance in monthly installments on the first day of the month to which it pertains. The current amount of such rent shall be calculated as follows:

½ of Base Rent of $7800 =	$3900
½ of Real Property Taxes $1520 =	$760
½ of Property Insurance $320 =	$160
$4820
Sales Tax at 7% =	$337.40
TOTAL	$5157.40

The amount payable for real property taxes and insurance is subject to increases and adjustments as provided for in Section 7 of the Lease.

5.           Security Deposit and First Month’s Rent.  On or before June 15, 2009, Sub-Lessee shall pay to Doral 04, Inc. the sum of $10,314.80, as and for its $5,157.40 first month’s rent and $5,157.40 Security Deposit.

It is agreed that, in the event Sub-Lessee defaults in respect of any the terms, provisions, and conditions of this Sub-Lease, including, but not limited to, the payment of rent, Sub-Lessor may (in addition to the remedies set forth in Section 16 below) use, apply, or retain the whole or part of the security so deposited to the extent required for the payment of any rent or any other sum as to which Sub-Lessee is in default or for any sum which Sub-Lessor may expend or may be required to expend by reason of Sub-Lessee's default in respect of any of the terms, covenants, and conditions of this Lease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Sub-Lessor.

6.           Utilities, Phone and Copier.  Sub-Lessee agrees to pay Fifty per cent (50%) of all charges for utilities, phone and copier services furnished to the Building during the term, within 10 days of being billed.

7.           Use of the Property and Compliance with Regulations. Sub-Lessee intends to use the property for the conduct of its business and/or that of its wholly owned subsidiaries.  Sub-Lessee agrees to comply with all applicable statutes, ordinances, rules and regulations applicable to the use of the property during the term, including regulations of the fire insurance underwriters.  Such compliance will be at Sub-Lessee’s sole expense.

8.           Maintenance and Sub-Lessor’s Right of Entry.  Sub-Lessee agrees to maintain and repair all improvements within the second floor office space in a good state of preservation and repair, normal wear and tear and loss by casualty excepted.  Sub-Lessee grants to Sub-Lessor the right to enter the Leased Space for the purpose of inspection at all reasonable times during the term.

9.           Indemnification. Sub-Lessor shall not be liable for any damage or injury to any person or property whether it be the person or property of Sub-Lessee, Sub-Lessee’s employees, agents, guests, invitees or otherwise by reason of Sub-Lessee’s occupancy of the Leased Space or because of fire, flood, windstorm, acts of God, or for any other reason other than Sub-Lessor’s or Sub-Lessor's employees', agents' or other representatives' negligence or intentional wrongful acts or omissions.  Sub-Lessee shall indemnify and save harmless Sub-Lessor from and against any and all actual out-of-pocket loss or damage by reason of Sub-Lessee’s breach of any material covenants, including legal fees for defense of any claims against Sub-Lessor; providing, however, that Sub-Lessee shall not be required to indemnify Sub-Lessor as to loss or damage due to the negligence or intentional wrongful acts or omissions of Sub-Lessor or Sub-Lessor's employees, agents or other representatives.

10.           Insurance.  Tenant shall at all times during the term of this Lease, keep in full force and effect, at its own expense:

A.           Public liability insurance in companies reasonable acceptable to Landlord sufficient to cover such indemnification and naming as insured both Landlord and Tenant, with minimum limits of One Million and no/100 Dollars ($1,000,000.00) on account of bodily injury or death, and Fifty Thousand and no/100 Dollars ($50,000.00) on account of damage to property.  Tenant shall furnish Sub-Lessor copies of policies or certificates of insurance evidencing coverage required by this Sub-Lease prior to taking occupancy.

B.           Casualty insurance insuring the Sub Lessor’s office furniture, equipment and appliances leased hereunder, and Sub Lessee’s personal property, including inventory, against loss by fire, windstorm and other perils covered by extended coverage insurance in an amount not less than their full insurable value.

11.           Assignment and Subletting.  Sub-Lessee may assign this Lease or sublet all or a portion of the property only upon the written consent of Sub-Lessor, which consent will not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Sub-Lessee may assign or sublet all of its interest in the Lease without the consent of Sub-Lessor (a “Permitted Transfer”): in connection with a merger, acquisition, reorganization or consolidation; (ii) in connection with the sale of Sub-Lessee’s stock or assets; or (iii) to a parent, subsidiary, affiliate, franchisee, licensee, or similarly related entity.  Sub-Lessor shall not be entitled to any consideration in connection with any Permitted Transfer.

12.           Termination and Surrender.  Sub-Lessee agrees:  to promptly surrender possession of the property at the termination of this Lease; to promptly remove all of its personal property; to perform all repairs required under the terms of this Lease; and to leave the property broom clean and in substantially as good condition as it is at the beginning of this Lease, reasonable wear and tear and loss by insured casualty excepted; unless, however, Sub-Lessee elects its right to option to purchase – and does, in fact, purchase – the Leased Space as contemplated by Section 2 above.

13.           Quiet Enjoyment.  Sub-Lessor covenants with Sub-Lessee that, so long as Sub-Lessee is not in default of any obligation hereunder, Sub-Lessee will be entitled to the quiet enjoyment of the property, free from interference or hindrance of Sub-Lessor or any third parties claiming by, through or under Sub-Lessor.

14.           Eminent Domain.  If the whole of the Leased Space (or such part thereof as shall render the remainder of the Leased Space untenantable) shall be taken by any public authority under the power of eminent domain, then the term of this Lease shall cease on the day possession is acquired by the condemning authority.  If only a portion of the Leased Space is taken, and if such taking does not render the remainder of the Leased Space unusable for the stated purpose, then this Lease shall not terminate, and from that day onward, Sub-Lessee shall continue in the possession of the remainder of the Leased Space under the terms herein provided, except that the basic rent shall be reduced in proportion to the amount of the Leased Space taken.  Sub-Lessor shall, within a reasonable time after such taking, at its own cost and expense, make repairs necessary due to the partial taking in order to allow Sub-Lessee the continued usage of the remainder of the Leased Space.  The parties agree that Sub-Lessee shall not be entitled to any damages by reason of the taking of its leasehold interest or any part thereof, but Sub-Lessee shall be entitled to prove and collect for its damages to fixtures and any leasehold improvements made by it, to the extent that such improvements shall not have been improvements that are replacements or substitutions of improvements theretofore installed by Sub-Lessor.

15.           Fire or Casualty Damage.  If the Leased Space therein shall be partially damaged by fire or other casualty, the damages shall, within a reasonable time thereafter, be repaired by and at the expense of Sub-Lessor.  Such repair shall be made promptly except that no penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Sub-Lessor and/or Sub-Lessee, and for causes beyond Sub-Lessor’s control.

If the Leased Space are totally damaged or are rendered wholly untenantable by fire or other casualty, the basic rent due under Section 3 hereof shall abate until restoration or rebuilding.  Sub-Lessor shall, subject to the terms hereof, within a reasonable time, restore or rebuild same to its condition existing prior to the casualty; provided, however, that Sub-Lessor’s obligation to repair and restore the Leased Space shall be limited to the insurance proceeds made available to Sub-Lessor as a result of such casualty, and Sub-Lessee shall pay for any amounts incurred by Sub-Lessor in excess of such insurance proceeds including the amount of deductible not covered by insurance; provided further, however, that, if the Leased Space are totally damaged or rendered wholly untenantable by fire or other casualty, then Sub-Lessor shall have the right and option to terminate this Lease within 30 days of the date of such casualty by giving written notice to Sub-Lessee, and any basic rents paid pursuant to Section 3 hereof or other payments which may be due Sub-Lessor under this Lease shall be prorated as of the effective date of such termination and any advance payments on account of such basic rents received by Sub-Lessor from Sub-Lessee shall be proportionately refunded to Sub-Lessee.

16.           Default and Sub-Lessor’s Remedies.

a.           Sub-Lessee agrees to promptly make all payments of rent when due, without notice, and to comply with all of the terms of this Lease, remedying any defaults hereunder, other than for the payment of rent, within 10 days after written notice thereof.  If any rentals reserved hereunder are not promptly paid or if any other default hereunder is not promptly remedied after notice as aforesaid, then Sub-Lessee agrees to pay all costs incurred by Sub-Lessor in remedying such default or defaults including reasonable attorneys’ fees.  Furthermore, upon occurrence of any event of default, Sub-Lessor may, at Sub-Lessor’s option, in addition to any other remedy or right given hereunder or by law:

i.           give notice to Sub-Lessee that this Lease will terminate upon the date specified in the notice, which date will not be earlier than 30 days after giving notice, or

ii.           immediately or any time after the occurrence of such event of default and without notice or demand enter upon the property, and upon the date specified in such notice or in any other notice pursuant to law or upon such entry this Lease and the term thereof will terminate.

b.           Sub-Lessor may enter forthwith without further demand or notice upon any part of the Leased Space if they have not done so before and may resume possession either by summary proceedings or by action at law or in equity or by force or otherwise if Sub-Lessor may determine, without being liable in trespass or for any damages.  In no event will such reentry or resumption of possession or reletting as hereafter provided be deemed to be an acceptance or surrender of this Lease or waiver of the rights or remedies of Sub-Lessor hereunder.

c.           If Sub-Lessor does not exercise the option set forth above, upon termination of this Lease because of default, Sub-Lessor will be entitled to recover from Sub-Lessee the following:

i.           all costs, including, but not limited to, reasonable attorneys’ and brokers’ fees in connection with:

(1)           obtaining possession of the Leased Space;
(2)           removal and storage of Sub-Lessee’s or other occupant’s property;
(3)           care, maintenance and repair of the Leased Space while vacant;
(4)           reletting the whole or any part of the Leased Space (which reletting may be for a period or periods of time less than the unexpired term hereof or extending beyond the term hereof);
(5)           repairing, altering, renovating, partitioning, remodeling or otherwise putting the Leased Space, either separately or as part of larger Leased Space, into condition acceptable to, and reasonably necessary to obtain new tenants.

ii.           the difference, if any, between the rental reserved hereunder for the remainder of the term and the fair market rental value of the property for a period equal to the remainder of the term, both figures reduced to present value utilizing a discount factor of 8% per annum;

iii.           in no event will Sub-Lessor be responsible or accountable to Sub-Lessee for any rentals received from third parties after default by Sub-Lessee;

iv.           such costs, expenses and damages will be deemed prima facie to the amounts thereof invoiced to Sub-Lessor or actually expended or incurred therefor by Sub-Lessor.

In the event of any dispute as to value, it will be determined by appraisal, each party naming an appraiser and the value being the average of the values determined by each.  The prevailing party in any litigation arising from the terms of this Lease will be entitled to recover all costs, including reasonable attorneys’ fees and the cost of appraisal.

v.           Notwithstanding the foregoing, in the event of default, Sub-Lessor will have the option of treating this Lease as continuing in full force and effect for the remainder of the then current term, accelerating the due date of all remaining installments of rent which Sub-Lessee agrees to pay immediately upon demand.

18.           Address for Rent and Notices.  All rent checks made payable to Doral 04 and notices given to Sub-Lessor shall be sent or delivered to the Sub-Lessor at 1881 NW 93 Avenue, Miami, FL,  33172, or at such other place as Sub-Lessor may designate in writing.  Notices shall be given to Sub-Lessee at 55800 Grand River, Suite 100, New Hudson, MI 48165.

19.           Radon Gas Notification.  In accordance with the requirements of Section 404.056(8) of the Florida Statutes, the following notice is hereby given:

“RADON GAS:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.”

20.           Hazardous Substances.  Sub-Lessee shall not use or allow the Leased Space to be used for the Release, storage, use, treatment, disposal or other handling of any Hazardous Substance, without the prior consent of Sub-Lessor except for ordinary amounts of Hazardous Substances used in connection with Sub-Lessee’s business so long as the same are used, stored and disposed of in accordance with all environmental laws.  The term “Release” shall have the same meaning as is ascribed to it in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended (“CERCLA”).  The term “Hazardous Substance” means (i) any substance defined as a “hazardous substance” under CERCLA, (ii) petroleum, petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas, and (iii) any other substance or material deemed to be hazardous, dangerous, toxic, or a pollutant under any federal, state or local law, code, ordinance or regulation.

Sub-Lessee shall: (a) give prior notice to Sub-Lessor of any activity or operation to be conducted by Sub-Lessee at the Leased Space which involves the Release, use, handling, generation, treatment, storage, or disposal of any Hazardous Substance (“Sub-Lessee’s Hazardous Substance Activity”); (b) comply with all federal, state and local laws, codes, ordinances, regulations, permits and licensing conditions governing the Release, discharge, emission, or disposal of any Hazardous Substance and prescribing methods for or other limitations in storing, handling, or otherwise managing Hazardous Substances; (c) at its own expense, promptly contain and remediate any Release of Hazardous Substances arising from or related to Sub-Lessee’s Hazardous Substance Activity in the Leased Space and remediate and pay for any resultant damage to property, persons, and/or the environment; (d) give prompt notice to Sub-Lessor, and all appropriate regulatory authorities, of any Release of any Hazardous Substance in the Leased Space or the environment directly related to or caused by Sub-Lessee’s Hazardous Substance Activity, which Release is not made pursuant to and in conformance with the terms of any permit or license duly issued by appropriate governmental authorities, any such notice to include a description of measures taken or proposed to be taken by Sub-Lessee to contain and remediate the Release and any resultant damage to property, persons, or the environment.  This provision shall survive any expiration or termination of this Lease.

Sub-Lessee acknowledges and understands that Sub-Lessor had a Phase 1 Environmental Study performed on the Leased Space on or about _______________, 2008; and Sub-Lessee hereby agrees that it will take possession of the Leased Space subject to the results, requirements and recommendations of that study  Sub-Lessor shall indemnify, save and hold Sub-Lessee harmless from and against any claim, liability, loss, damage or expense (including, without limitation, reasonable attorneys fees and disbursements) and all foreseeable and unforeseeable consequential damages, whether known or unknown, which might directly or indirectly or in whole or in part be caused by, arise out of or be related to any hazardous or regulated substances that exist at any time in, on or about the Leased Space, excluding hazardous materials or regulated substances that are introduced by Sub-Lessee. ..

21.           Miscellaneous.

a.           This Lease shall inure to and be binding upon the successors and assigns of the parties hereto.

b.           This Lease will be construed according to the laws of Florida and venue for any action hereunder shall be in Miami-Dade County, Florida.

c.           This document contains the entire agreement of the parties regarding the Leased Space and it supersedes all previous negotiations and agreements between them.  It may not be altered, amended or rescinded except by instrument in writing executed by the parties with the same formality as these presents.

d.           This Lease will not be recorded, but upon the request of either party, a written memorandum hereof indicating the existence of the lease and the length of the term may be recorded in the Public Records of Miami-Dade County, Florida.

e.           In the event that any action is filed to interpret or enforce any party’s rights under this Lease, the prevailing party shall be entitled to recover all its costs and reasonable attorneys’ fees against the other party.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above-written.

“SUB-LESSOR”

RB GROVE, INC.

By:/s/ Thomas Piper
THOMAS PIPER, its President

“SUB-LESSEE”

GROVE POWER, INC.

By:/s/ Jeffrey Flannery
Print Name: Jeffrey Flannery
Its: Chief Financial Officer

GUARANTEE OF TITAN ENERGY WORLDWIDE, INC.

TITAN ENERGY WORLDWIDE, INC hereby guarantees all of the obligations of its wholly owned subsidiary, Grove Power, Inc., a Florida corporation, as the Sub-Lessee under the foregoing Sub Lease from  R.B. Grove, Inc., a Florida corporation, as Sub-Lessor,  dated as of June 8, 2009, of which this Guarantee is a part, including without limitation, the payment of rent, additional rent, and real property taxes, insurance and cancellation fees , if any due or coming due thereunder.

Signed, sealed and delivered	TITAN ENERGY WORLDWIDE, INC.
in the presence of:	(Guarantor)

	By:	/s/ Thomas Black

STATE OF FLORIDA)
COUNTY OF MIAMI-DADE)

The foregoing instrument was acknowledged before me this 11th day of June, 2009 by Thomas Black, as President of TITAN ENERGY WORLDWIDE, INC., a Nevada corporation, on behalf of the corporation as its act and deed.  He is personally known to me or did produce   as identification and did not take an oath this 11th day of June, 2009.

Guiselle Dominguez
Notary Public State of Florida	[NOTARY SEAL]
My commission expires: 12/02/09